Press release
For immediate release
April 14, 2009

VIRGINIA ANNOUNCES AN INITIAL MINERAL RESOURCE ESTIMATE FOR COULON

Virginia Mines Inc. (“Virginia”) is pleased to announce a National Instrument 43-101 compliant, initial mineral resource estimate for its 100%-owned Coulon property, located in James Bay, province of Quebec. The Coulon property consists of 3,035 mineral titles covering a surface area of 1,507 square kilometres (150,737 ha) and is situated approximately 15 kilometres north of the Fon tanges airport. The property and the mineralized lenses are accessible all year long by a road linked to the Trans-Taïga Highway. A hydroelectric power dam is also located less than 10 kilometres south of the main camp.

The Coulon property is host to seven (7) mineralized lenses (of which 5 are closely spaced) of Cu-Zn-Ag mineralization grading up to 12.5% Zn, 0.5% Cu, 74 g/t Ag over 15.7m (Lens 44), 2% Zn, 4.4% Cu, 73 g/t Ag over 10.15m (Lens 9-25), 7% Zn, 1.9% Cu, 30 g/t Ag over 3.8m (Lens 43), 11.5% Zn, 1.2% Cu, 99 g/t Ag over 9.5m (Lens 08), 10.8% Zn, 1% Cu, 169 g/t Ag over 18m (Lens 16-17), 4.2% Zn, 2.7% Cu, 31 g/t Ag over 2.3m (Lens 201), and 14% Zn, 1% Cu, 113 g/t Ag over 3.25m (Lens Spirit). Historical expenditures on the property total over CA$33M.

P&E Mining Consultants inc. of Brampton, Ontario (“P&E”), independent resource estimate consultants for Virginia, has authorized the release of the following estimates. P&E has estimated an Indicated resource of 3,675,000 tonnes at an average grade of 3.61% Zn, 1.27% Cu, 0.40% Pb, 37.2 g/t Ag and 0.25 g/t Au and an Inferred resource of 10,058,000 tonnes at an average grade of 3.92% Zn, 1.33% Cu, 0.19% Pb, 34.5 g/t Ag and 0.18 g/t Au. Table 1 below summarizes the Coulon resource estimate:

Table 1- 2009 P&E Coulon Mineral Resource Estimate

LENS	Tonnes	Au g/t	Ag g/t	Cu %	Zn %	Pb %
INDICATED RESOURCE
44	3,450,000	0.26	35.1	1.30	3.49	0.39
16-17	225, 000	0.13	68.8	0.85	5.37	0.62
TOTAL	3,675,000	0.25	37.2	1.27	3.61	0.40
INFERRED RESOURCE
08	5,383,000	0.21	37.0	1.15	3.65	0.26
9-25	3,266,000	0.15	33.7	1.69	4.18	0.07
44	314,000	0.21	29.1	1.37	3.30	0.25
16-17	103,000	0.09	53.2	0.45	5.56	0.64
43	555,000	0.14	18.5	1.56	2.80	0.14
Spirit	330,000	0.01	32.2	0.78	7.94	0.08
201	107,000	0.19	19.2	1.02	3.52	0.04
TOTAL	10,058,000	0.18	34.5	1.33	3.92	0.19

* The mineral resources are estimated with a base case NSR cut-off of CA$75/tonne based on metal prices assumptions of US$ 3.12/lb. Cu, US$ 1.25/lb. Zn, US$ 0.90/lb. Pb, US$ 13.50/oz Ag, US$ 744/oz Au and an exchange rate of 1.096 $US/$CA (Feb 28/09 36 month Trailing Average Metal Prices and US$ Exchange).

Sensitivity to NSR Cut-off
The mineral resource estimate has been subjected to different NSR cut-off scenarios and results are summarized in Table 2 below:

Table 2- NSR Cut-off Sensitivity: Coulon Project

NSR Cut Off CA$/tonne	Mineral Resources		Au g/t	Ag g/t	Cu %	Zn %	Pb %
	Category	Tonnes
$150	Indicated	1,460,000	0.29	48.0	1.36	5.94	0.64
	Inferred	4,767,000	0.19	39.3	1.59	5.24	0.20
$125	Indicated	2,110,000	0.28	44.2	1.35	4.99	0.54
	Inferred	6,993,000	0.18	36.7	1.49	4.56	0.19
$100	Indicated	2,935,000	0.26	40.4	1.31	4.16	0.46
	Inferred	8,909,000	0.18	35.7	1.39	4.15	0.19
$90	Indicated	3,275,000	0.26	38.9	1.29	3.89	0.43
	Inferred	9,562,000	0.18	35.0	1.36	4.02	0.19
$75	Indicated	3,675,000	0.25	37.2	1.27	3.61	0.40
	Inferred	10,058,000	0.18	34.5	1.33	3.92	0.19
$65	Indicated	3,818,000	0.25	36.6	1.26	3.51	0.39
	Inferred	10,231,000	0.18	34.3	1.32	3.88	0.19
$55	Indicated	3,901,000	0.25	36.3	1.25	3.45	0.39
	Inferred	10,393,000	0.18	34.1	1.31	3.85	0.19

* Based on metal prices assumptions of US$ 3.12/lb. Cu, US$ 1.25/lb. Zn, US$ 0.90/lb. Pb, US$ 13.50/oz Ag, US$ 744/oz Au and an exchange rate of 1.096 $US/$CA (Feb 28/09 36 month Trailing Average Metal Prices and US$ Exchange).

Sensitivity to metal prices
The CA$75/tonne NSR cut-off base case resource estimate has also been subjected to a sensitivity analysis to metal prices. Table 3 below summarizes the results obtained for 4 different scenarios:

Table 3: Metal Prices Sensitivity -- Coulon Project

Trailing Average Metal Prices and US$ Exchange Used	Mineral Resources		Au g/t	Ag g/t	Cu %	Zn %	Pb %
	Category	Tonnes
36 month av’g. (1)	Indicated	3,675,000	0.25	37.2	1.27	3.61	0.40
	Inferred	10,058,000	0.18	34.5	1.33	3.92	0.19
24 month av’g. (2)	Indicated	3,569,000	0.26	37.6	1.28	3.66	0.41
	Inferred	9,860,000	0.18	34.7	1,35	3.96	0.19
12 month av’g. (3)	Indicated	3,210,000	0.27	39.2	1.32	3.85	0.43
	Inferred	9,137,000	0.18	35.5	1.39	4.07	0.19
6 month av’g (4)	Indicated	2,018,000	0.28	45.0	1.38	4.96	0.54
	Inferred	6,290,000	0.19	38.0	1.55	4.63	0.20
  metal prices assumptions of US$ 3.12/lb. Cu, US$ 1.25/lb. Zn, US$ 0.90/lb. Pb, US$ 13.50/oz Ag, US$ 744/oz Au and an exchange rate of 1.096 $US/$CA metal prices assumptions of US$ 3.13/lb. Cu, US$ 1.07/lb. Zn, US$ 1.05/lb. Pb, US$ 14.12/oz Ag, US$ 805/oz Au and an exchange rate of 1.076 $US/$CA metal prices assumptions of US$ 2.87/lb. Cu, US$ 0.76/lb. Zn, US$ 0.82/lb. Pb, US$ 14.29/oz Ag, US$ 871/oz Au and an exchange rate of 1.106 $US/$CA metal prices assumptions of US$ 1.96/lb. Cu, US$ 0.58/lb. Zn, US$ 0.59/lb. Pb, US$ 11.28/oz Ag, US$ 836/oz Au and an exchange rate of 1.195 $US/$CA

Details on Parameters used in the Resource Estimate
The Coulon drilling database contains 241 diamond drill holes ( 104,400 meters of drilling from all Virginia drilling campaigns conducted from 2004 to 2008) on sectional spacings that average approximately 50 metres. A Gemcom 5m x 5m x 5m inverse distance squared block model was constructed utilizing conventional geostatistics and grade modeling techniques to estimate the resource.

Virginia instituted a quality assurance/quality control (QA/QC) program for drilling at Coulon in 2007 (prior to 2007, Virginia relied on the internal lab QC). Certified reference materials (Au, Ag, Cu, Pb and Zn) were purchased, and sterile landscaping rocks were purchased and used as blank material. Field, coarse reject and pulp duplicates were also taken as part of the QC program. All data included in this resource estimate have passed the QC.

Eugene Puritch, P.Eng.,Tracy Armstrong, P. Geo and Antoine Yassa, P. Geo of P&E will be the author of an NI 43-101 compliant Resource Estimate Technical Report on Coulon to be filed within 45 days of this news release. They are Qualified Persons in accordance with NI 43-101, and are responsible for the information presented in this news release.

Cautionary Notes Concerning Estimates of Mineral Resources
1) The mineral resources in this press release were estimated using the Canadian Institute of Mining, Metallurgy and Petroleum (CIM), Standards on Mineral Resources and Reserves, Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions and adopted by CIM Council December 11, 2005.

2) Mineral resources which are not mineral reserves do not have demonstrated economic viability. The estimate of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues.

3) The quantity and grade of reported inferred resources in this estimation are uncertain in nature and there has been insufficient exploration to define these inferred resources as an indicated or measured mineral resource and it is uncertain if further exploration will result in upgrading them to an indicated or measured mineral resource category.

Virginia is pleased that its exploration work at Coulon over the last four years has defined a substantial mineral resource with an excellent potential for further expansion. Five of the seven mineralized lenses discovered so far still remain open at depth (lenses 08, 43, 16-17, 201 and Spirit) and several geophysical EM conductors remain untested in the fertile volcanic sequence.

About Virginia
Virginia is among the most active mining exploration companies in Quebec with a working capital of CA$38.6 million as at November 30, 2008, and 29,201,776 shares issued and outstanding as at March 31, 2009. Virginia trades on the Toronto Stock Exchange (TSX) under the ticker symbol VGQ. Virginia concentrates its activities on its numerous properties that are spread over the vast unexplored regions of northern Quebec.

FOR MORE INFORMATION, PLEASE CONTACT:
Andre Gaumond, President,
Paul Archer, V-P Exploration or
Amelie Laliberte, Investor Relations.

200-116 St-Pierre Québec, QC G1K 4A7 Canada	www.virginia.qc.ca mines@virginia.qc.ca	Tel. 800-476-1853 Tel. 418-694-9832 Fax 418-694-9120

This press release may contain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in Virginia's periodic reports filed with the security commissions of British Columbia, Alberta, Ontario and Quebec, and in the annual report on Form 40-F filed with the U.S. Securities and Exchange Commission. Virginia undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.